EXHIBIT 3.4

AMENDMENT NO. 2 TO AMENDED AND RESTATED BY-LAWS

OF

BOSTON PROPERTIES, INC.

Article IV of the Amended and Restated By-laws of Boston Properties, Inc., as amended by Amendment No. 1, is hereby deleted in its entirety and replaced with the following:

ARTICLE IV

Committees

4.1    Number, Tenure and Qualification. The Board of Directors may appoint from among its members certain committees as described below. The term of office of any committee member shall be as provided in the resolution of the Board of Directors designating such member or as set forth in such committee’s charter, if any, but shall not exceed such member’s term as a director. Any member of a committee may be removed at any time by resolution of the Board of Directors.

(a) Executive Committee. The Board of Directors may, by resolution duly adopted, designate an Executive Committee consisting of not less than two directors, including the Chairman of the Board. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Certificate, or by these By-laws, except as otherwise provided in the DGCL or by a resolution adopted by the Board of Directors. The Executive Committee shall keep records of its meetings and shall report at the next regular or special meeting of the Board of Directors all action that the Executive Committee may have taken on behalf of the Board of Directors since the last regular or special meeting of the Board of Directors.

Meetings of the Executive Committee shall be held at such places and at such times fixed by resolutions of the Executive Committee, or upon call of the Chairman of the Board. Not less than 12 hours’ notice shall be given by letter, facsimile, telegraph or telephone (or in person) of all meetings of the Executive Committee; provided, however, that notice need not be given of regular meetings held at times and places fixed by resolution of the Executive Committee and that meetings may be held at any time without notice if all of the members of the Executive Committee are present or if those not present waive notice in writing either before or after the meeting; provided, further, that attendance at a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully convened shall not be considered a waiver of notice. A majority of the members of the Executive Committee then serving shall constitute a quorum for the transaction of business at any meeting of the Executive Committee.

(b) Audit Committee. The Board of Directors shall, by resolution duly adopted, designate an Audit Committee consisting of three or more directors whose membership on the Audit Committee shall satisfy the requirements set forth in the applicable rules, if any, of the New York Stock Exchange (“NYSE”), as amended from time to time. Vacancies in the Audit

Committee shall be filled by the Board of Directors with directors meeting the requirements set forth above.

The Audit Committee shall recommend to the Board of Directors, and the Board of Directors shall approve, a written charter for the Audit Committee if and as required by the applicable rules of the NYSE, as amended from time to time. Except for those powers which the Board of Directors has chosen to reserve for itself or which by law, by the Certificate, or by these By-laws may not be delegated by the Board of Directors, the Audit Committee shall have full authority to discharge the duties and responsibilities set forth in such charter. Absent special rules in such charter, the Audit Committee’s business shall be conducted as far as possible in the same manner as is provided in these By-laws for the conduct of the business of the Board of Directors. The Audit Committee shall keep records of its meetings and shall report its action to the Board of Directors.

(c) Compensation Committee. The Board of Directors shall, by resolution duly adopted, designate a Compensation Committee consisting of two or more directors whose membership on the Compensation Committee shall satisfy the requirements set forth in the applicable rules, if any, of the NYSE, as amended from time to time. Vacancies in the Compensation Committee shall be filled by the Board of Directors with directors meeting the requirements set forth above.

The Compensation Committee shall recommend to the Board of Directors, and the Board of Directors shall approve, a written charter for the Compensation Committee if and as required by the applicable rules of the NYSE, as amended from time to time. Except for those powers which the Board of Directors has chosen to reserve for itself or which by law, by the Certificate, or by these By-laws may not be delegated by the Board of Directors, the Compensation Committee shall have full authority to discharge the duties and responsibilities set forth in such charter. Absent special rules in such charter, the Compensation Committee’s business shall be conducted as far as possible in the same manner as is provided in these By-laws for the conduct of the business of the Board of Directors. The Compensation Committee shall keep records of its meetings and shall report its action to the Board of Directors.

(d) Nominating and Corporate Governance Committee. The Board of Directors shall, by resolution duly adopted, designate a Nominating and Corporate Governance Committee consisting of two or more directors whose membership on the Nominating and Corporate Governance Committee shall satisfy the requirements set forth in the applicable rules, if any, of the NYSE, as amended from time to time. Vacancies in the Nominating and Corporate Governance Committee shall be filled by the Board of Directors with directors meeting the requirements set forth above, giving consideration to continuity of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee shall recommend to the Board of Directors, and the Board of Directors shall approve, a written charter for the Nominating and Corporate Governance Committee if and as required by the applicable rules of the NYSE, as amended from time to time. Except for those powers which the Board of Directors has chosen to reserve for itself or which by law, by the Certificate, or by these By-laws may not be delegated by the Board of Directors, the Nominating and Corporate Governance Committee shall have full authority to discharge the duties and responsibilities set forth in such charter. Absent special rules in such charter, the Nominating and Corporate Governance Committee’s business shall be conducted as far as possible in the same manner as is provided in these By-laws for the conduct of the business of the Board of Directors. The Nominating and Corporate Governance Committee shall keep records of its meetings and shall report its action to the Board of Directors.

(e) Other Committees. The Board of Directors may, by resolution duly adopted, designate such other standing or special committees, each consisting of one or more directors, as it may from time to time deem advisable to perform such general or special duties as may from time to time be delegated to any such committee by the Board of Directors, subject to the limitations contained in the DGCL or imposed by the Certificate or these By-laws. The members, terms and authority of such committees shall be as set forth in the resolutions of the Board of Directors establishing the same.

Adopted and effective as of January 15, 2004.